EXHIBIT 99.1

CAS Medical Systems, Inc. Reports First Quarter Results

Company to Host Conference Call Today At 10:00 a.m. ET

BRANFORD, Conn., May 1, 2008 (PRIME NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM), a medical device company focused on innovative, non-invasive monitoring that is vital to patient care, today announced financial results for the first quarter ended March 31, 2008.

Financial Results for Q1

Revenues for the three months ended March 31, 2008 totaled $9.0 million, a decrease of $327,000, or 4 percent, over the $9.3 million of revenues reported for three months ended March 31, 2007. Revenues decreased primarily due to lower sales of vital signs monitors to U.S. customers as compared to the same period in 2007, which period also included several large orders received during the fourth quarter of 2006. This decline in U.S. sales of vital signs monitors was partially offset by increased sales of these products to international customers and by a 17% increase in sales of blood pressure cuffs over cuff sales for the first quarter of 2007. The Company recorded $274,000 of FORE-SIGHT(r) sales during the first three months of 2008, of which approximately $245,000 related to sensor shipments. During this period, the Company placed approximately thirty FORE-SIGHT monitors with customers at no charge. Under these arrangements, customers use the FORE-SIGHT monitors at no charge but pay for the sensors used with the monitors.

For the three months ended March 31, 2008, the Company recorded a net loss of $530,000, or ($0.05) per basic and diluted common share, compared to net income of $79,000, or $0.01 per diluted common share, reported for the three months ended March 31, 2007. The pre-tax loss was $924,000 for the three months ended March 31, 2008, as compared to $176,000 of pre-tax income reported for the three months ended March 31, 2007. The pre-tax loss resulted primarily from:

 * Lower domestic sales of vital signs monitors
 * Reduced gross margin rates arising from unfavorable product mix associated with lower domestic vital signs monitor sales and increased international vital signs and blood pressure cuff sales
 * Increased indirect manufacturing costs as a percentage of reduced revenue
 * Continued investments in FORE-SIGHT related sales and marketing of $675,000

Stock compensation expense was $140,000 for the first quarter of 2008, compared to $94,000 for the same period of the prior year.

The Company's income tax benefit of $394,000 for the first quarter assumes an effective tax rate of 43 percent as compared to an effective income tax rate of 33 percent for the first quarter of 2007 as a result of state and federal R&D tax credits.

The Company generated cash from operations during the first quarter of 2008 of $621,000, as compared to $145,000 of cash used by operations during the first quarter of 2007. In addition, during February 2008, the Company amended its line-of-credit facility to increase its maximum borrowings to $10.0 million. Actual borrowings against the line-of-credit increased by $106,000 from December 31, 2007 to $2.4 million as of March 31, 2008, while long-term debt was reduced by $141,000 from December 31, 2007.

Management has taken steps to improve the Company's liquidity and overall financial strength. These steps include reductions in personnel, planned consolidation of leased space, product cost reductions, and reductions in certain non-discretionary spending including advertising and promotions. The Company has also begun a new initiative to improve its asset management particularly in the areas of materials planning and procurement and inventory control.

Management Discussion

"Although we experienced a decrease in overall revenues this past quarter versus the first quarter of 2007, primarily due to a decline in sales of vital signs monitors, we do not believe that the quarter to quarter decline in sales of vital signs monitors will repeat in the second quarter, and we are encouraged by a number of positive signs in the first quarter," commented Andrew E. Kersey, President and CEO of CASMED. "I am quite pleased that overall bookings in the first quarter of 2008 were nearly $11 million, approximately 37% higher than bookings in last year's first quarter. This has led to a healthy backlog, most of which is expected to ship in the second quarter. In addition, sales of monitors designed by Analogic Corporation and sales of our FORE-SIGHT Absolute Cerebral Oximeter are both growing, though neither of those products was in the market in the same period a year ago. The increase in sales of our blood pressure cuffs was another positive and we are building on that sales trend."

Mr. Kersey added, "Our FORE-SIGHT product continues to receive excellent reports from both users and our research partners. As of March 31st, our U.S. installed base of revenue-generating FORE-SIGHT monitors is 62 units and, at this level alone, the product is expected to produce on-going annualized sensor revenues approaching $1.5 million. We expect sales growth for the FORE-SIGHT products to accelerate nicely as the year progresses, thus building our base for repeat sensor sales.

"During the past quarter, we announced that we now have FDA clearance for sale of FORE-SIGHT cerebral oximetry for neonates and infants, as well as for adults. We are seeing increasing interest in the product from potential customers who want a product designed for the specific needs of these patient populations. This careful attention to patient needs is a hallmark of CASMED's approach to product development, particularly for the NICU environment. We are confident in the value that cerebral oximetry offers the medical community and continue to believe in the unmatched superiority of our technology.

"We remain positive that FORE-SIGHT will continue its solid growth in creating a foothold in the adult market. Clinical feedback is extremely positive, and our job in the near term is to build on our developing sales expertise to shorten the sales cycle. Our expectation for 2008, the first full year of sales for FORE-SIGHT, is that the monitor, sensors and accessories will generate approximately 8% to 10% of total 2008 sales, with the sales growth momentum building in each quarter to a point that positions FORE-SIGHT to become one of our dominant product lines in 2009. At the same time we are continuing to focus on our vital signs monitoring and cuff product lines, not just in the area of sales, but also with regard to sourcing, inventory control and reduction of overhead.

"The Company will continue investing in the FORE-SIGHT cerebral oximetry products, including the upcoming launch of the neonatal/infant FORE-SIGHT products. We believe that much of the spending required for FORE-SIGHT product development, the manufacturing set-up costs, and the initial costs of building the sales, marketing and clinical staff required to introduce FORE-SIGHT, has already been made. Further, the $2.8 million multi-year grant received by the National Institutes of Health ("NIH") continues to be instrumental in funding the Company's expanding clinical research efforts focused on FORE-SIGHT.

"We believe we have the cash flow and credit lines to capitalize on our opportunities. With the investments we have made in marketing and sales associated with building a new business around FORE-SIGHT, and strengthening our traditional businesses, we expect to see solid overall revenue growth leading to a return to profitability for the second half of this year."

Clinical Research

Clinical studies utilizing the FORE-SIGHT Absolute Cerebral Oximeter continue at several key locations throughout North America. During the quarter, the Company placed additional monitors at seven research locations for a major multi-center study researching cognitive decline and delirium in elderly patients undergoing major general surgery.

In addition to the study published by Dr. Gregory W. Fischer, MD, in Seminars in Cardiothoracic and Vascular Anesthesia, cited in CASMED's last earnings report, presentations including the FORE-SIGHT Absolute Cerebral Oximeter were made during the first quarter at the Society of Thoracic Surgeons, at the World Congress of Anesthesiologists, and at the International Anesthesia Research Society Clinical and Scientific Congress. These presentations demonstrated the efficacy and value of FORE-SIGHT's absolute measurements in a variety of clinical applications and surgeries. In addition, Dr. Fischer will be presenting an abstract at the Key West Outcomes meeting later this month showing the use of FORE-SIGHT during aortic surgery to identify decreases in brain oxygen supply-to-demand ratio. Information on all of these studies can be found on the Company website at www.casmed.com/foresight or by contacting the Company at ir@casmed.com.

FORE-SIGHT Neonatal/Infant Sensor Launch

Customer preference testing continues at five key infant clinical locations throughout the U.S. to support the launch of the FORE-SIGHT neonatal/infant sensor, with sales planned to begin in the second half of this year. The Company will introduce the product at the American Association of Thoracic Surgeons (AATS) meeting in San Diego on May 10.

There are approximately four million births in the U.S. each year and, of these, approximately one in every 125 babies is born with a congenital heart defect, the leading birth defect in the U.S. About half of these babies will require at least one invasive surgery in their lifetime, many before age one. Early corrective surgery often prevents development of additional complications and allows the child to live a more normal life sooner. As with adults, it is critically important to be able to be aware of, and respond immediately to, cerebral oxygenation deficits before, during and after these surgeries. Our target markets are the neonatal/infant cardiovascular OR, the cardiac ICU, and the neonatal ICU.

2008 Outlook

The Company expects to incur approximately $300,000 to $800,000 of after-tax losses during full year 2008 on approximately $41-$43 million of revenues.

Conference Call Information

CASMED will host a conference call on May 1, 2008 at 10:00 a.m. Eastern Time to discuss first quarter results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-627-6590 (domestic) or 719-325-4915 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available within two hours of the end of the live call and archived on the website until June 1, 2008.

About the FORE-SIGHT Absolute Cerebral Oximeter

FORE-SIGHT is the only cerebral oximeter available today that delivers non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. This provides information to help avert brain damage or death by allowing clinicians to identify cerebral desaturation events and intervene to reverse them. The key benefit of FORE-SIGHT is its ability to deliver absolute measurements which correlate closely with jugular venous saturation readings. Unlike trend-only measurements, FORE-SIGHT does not require a baseline reading and sensors can be placed at any time. CASMED's initial market focus is the cardiovascular OR, where nearly 700,000 high risk surgeries are performed each year in the U.S.

About CASMED(r) -- Monitoring What's Vital

CAS Medical Systems, Inc. is dedicated to the development and manufacture of innovative technologies and products vital to patient care. Product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the low-acuity monitoring of its full line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, the impact of actions and events involving key customers and vendors, and other risks detailed in the Company's Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

                       CAS MEDICAL SYSTEMS, INC.
                         STATEMENTS OF INCOME
                              (Unaudited)

                                       Three Months     Three Months
                                           Ended            Ended
                                          Mar 31,          Mar 31,
                                           2008             2007
                                        -----------      -----------

 Revenues                               $ 8,961,551      $ 9,289,332

 Costs and Expenses:
   Cost of Products Sold                  6,281,396        5,747,621

   Research and Development                 511,326          854,717
   Selling, General and Administrative    3,020,873        2,510,496
                                        -----------      -----------
                                          3,532,199        3,365,213

                                        -----------      -----------
 Operating (Loss) Income                   (852,044)         176,498

   Interest Expense                          72,097           57,932

                                        -----------      -----------
 Pre-tax (Loss) Income                     (924,141)         118,566

   Income Taxes (Benefit)                  (394,250)          39,127

                                        -----------      -----------
 Net (Loss) Income                      $  (529,891)     $    79,439
                                        ===========      ===========

(LOSS) EARNINGS PER COMMON SHARE:

     Basic                              $     (0.05)     $      0.01

     Diluted                            $     (0.05)     $      0.01

 WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING:

     Basic                               10,781,292       10,604,925

     Diluted                             10,781,292       12,057,423

                       CAS MEDICAL SYSTEMS, INC.
                            BALANCE SHEETS
                              (Unaudited)

                                            Mar 31,        Dec. 31,
                                             2007            2006
                                         ------------    ------------

  Cash and cash equivalents              $    713,690    $    666,722
  Accounts receivable                       4,401,639       4,947,300
  Inventories                              10,489,201      10,021,118
  Deferred income taxes                       793,265         474,265
  Recoverable taxes receivable                328,366         230,458
  Other current assets                        384,174         414,204
                                         ------------    ------------

    Total current assets                   17,110,335      16,754,067

  Property and equipment                    5,742,547       5,327,755
  Accumulated depreciation and
   amortization                            (3,231,417)     (2,987,030)
                                         ------------    ------------

                                            2,511,130       2,340,725

  Intangible and other assets, net            958,445         846,602
  Goodwill                                  3,379,021       3,379,021
  Deferred income taxes                       543,527         567,971

                                         ------------    ------------
    Total assets                         $ 24,502,458    $ 23,888,386
                                         ============    ============

  Current portion of long-term debt      $    586,626    $    577,453
  Notes payable                                17,577          71,537
  Line-of-credit                            2,355,752       2,249,349
  Accounts payable                          3,509,449       2,505,460
  Accrued expenses                          1,014,448         962,154
                                         ------------    ------------

    Total current liabilities               7,483,852       6,365,953

  Income taxes payable                        147,875         145,125
  Long-term debt, less current portion      2,172,080       2,322,561
  Deferred gain on sale and leaseback of
   property                                 1,269,679       1,303,338

  Common stock                                 43,646          43,575
  Additional paid-in capital                6,096,390       5,889,007
  Common stock held in treasury, at cost     (101,480)       (101,480)
  Retained earnings                         7,390,416       7,920,307
                                         ------------    ------------
  Shareholders' equity                     13,428,972      13,751,409

                                         ------------    ------------
  Total liabilities & equity             $ 24,502,458    $ 23,888,386
                                         ============    ============

CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com